Exhibit 99.1

H-CYTE Extends Rights Offering to 4:00 PM Eastern Time on Friday, September 11, 2020

TAMPA, Fla., September 2, 2020 (GLOBE NEWSWIRE) — H-CYTE, Inc. (OTCQB: HCYT), a medical biosciences company that develops and implements innovative treatment options in regenerative medicine to help manage chronic obstructive pulmonary disease (COPD) and other debilitating lung diseases, announced today that H-CYTE has extended the expiration time of its rights offering to 4:00 PM Eastern Time on September 11, 2020 to provide additional time to accommodate shareholder orders and delays in processing. Under the terms of the rights offering, for each share of H-CYTE common stock owned on the record date of July 28, 2020, a holder received one right to purchase three (3) shares of Series A Preferred Stock at a price of $0.014 per share of Series A Preferred Stock. Holders desiring to participate in the rights offering must return their subscription documents to Issuer Direct Corporation, serving as rights agent for H-CYTE, by 4:00 PM Eastern Time on September 10, 2020 in accordance with the instructions contained in the rights offering prospectus.

The rights offering is being made pursuant to H-CYTE’s effective registration statement on Form S-1 (Reg. No.333-239629) on file with the U.S. Securities and Exchange Commission (the “SEC”), and the related final prospectus dated August 5, 2020. This press release is not an offer to sell securities and is not soliciting an offer to buy securities. Such offer is made only through the final prospectus and the subscription documents. Investors should consider investment objectives, risks, charges, and expenses carefully before investing. The prospectus included in the registration statement contains this and additional information about H-CYTE and the rights offering, and rights holders should carefully read the prospectus before exercising their rights and investing.

About H-CYTE, Inc.

H-CYTE is a medical biosciences company that develops and implements innovative treatment options in regenerative medicine to help manage chronic obstructive pulmonary disease (COPD) and other debilitating lung diseases. For more information about H-CYTE, please visit www.HCYTE.com.

Safe Harbor Statement

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While H-CYTE believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those outlined in H-CYTE’s filings with the SEC, including but not limited to Risk Factors relating to its business contained therein. Thus, actual results could be materially different. H-CYTE expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

CONTACT

H-CYTE

Jason Assad

Jassad@HCYTE.com

678-570-6791